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                                                                    EXHIBIT 99.1

                                                         Press Release
[UNITEDAUTO LOGO]

                            [UNITEDAUTO LETTERHEAD]


FOR IMMEDIATE RELEASE

                     UNITEDAUTO EXPANDS OPERATIONS IN TEXAS;
                        ACQUIRES BMW DEALERSHIP IN AUSTIN


DETROIT, MI, July 22, 2002 - UnitedAuto Group, Inc. (NYSE: UAG), a FORTUNE 500 automotive specialty retailer, announced today that it has acquired a BMW franchise in Austin, Texas. The dealership, formerly known as John Roberts BMW of Austin, will be renamed BMW of Austin and is expected to add approximately $80 million in revenues on an annual basis.

President Sam DiFeo stated, "This acquisition represents UAG's first entry into Austin. UnitedAuto also operates dealerships in Houston, Texas for Chrysler, Dodge (two), GMC, Honda (two), Jeep and Pontiac. We are pleased to expand our presence in the Texas market, and this acquisition allows UnitedAuto to capitalize on the growing demographics in the Austin area with a leading import brand."

UnitedAuto, which has pursued a strategy based on internal growth from its existing dealerships, as well as from strategic acquisitions, operates 124 franchises in the United States and 66 franchises internationally, primarily in the United Kingdom. UnitedAuto dealerships sell new and used vehicles, and market a complete line of after-market automotive products and services.

Statements in this press release may include forward-looking statements. These forward-looking statements should be evaluated together with additional information about UnitedAuto's business, markets, conditions and other uncertainties which are contained in UnitedAuto's filings with the Securities and Exchange Commission and which are incorporated into this press release by reference.

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